Exhibit 99.1

Valpey-Fisher Corporation Completes the Purchase of MF Electronics Corp. Assets

    HOPKINTON, Mass.--(BUSINESS WIRE)--May 30, 2003--Valpey-Fisher Corporation (VPF: AMEX) announced today that it completed the acquisition of certain assets of MF Electronics Corp. on May 28, 2003. The Company had announced the signing of an Asset Purchase Agreement on April 30, 2003.
    The MF Electronics operation, located in New Rochelle, NY, will become a division of Valpey-Fisher and will be moved to the Company's plant located in Hopkinton, MA. during the next 60 days.

    About MF Electronics

    MF Electronics was founded in 1956 in New York City, originally designing and manufacturing electronic projects for the US Military. During its 47-year history, the company has continued to serve its military customers and its largest customers currently include commercial and industrial electronic OEMs worldwide. The company is a leader in the design and manufacture of frequency control products - components that control the timing of electronic devices, from calculators to data networking equipment to supercomputers. Additional information about MF Electronics can be found on www.mfelectronics.com.

    About Valpey-Fisher Corporation

    Valpey-Fisher specializes in providing crystal and oscillator-timing devices to a variety of markets including computer, networking, telecommunications, wireless, military and medical and also produces a variety of ultrasonic transducers for the scientific, industrial and medical markets. Additional information about Valpey-Fisher Corporation can be found on www.valpeyfisher.com.

    Safe Harbor Statement: Some of the information may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We refer you to Valpey-Fisher Corporation's most recent Form 10-K filed with the Securities and Exchange Commission. This document contains and identifies important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements. Valpey-Fisher Corporation expressly assumes no obligation to update any such forward-looking statements.

    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508/435-6831 ext. 600